Exhibit 10.7

[Sun Microsystems letterhead]

November 5, 1998

Mr. Rick LeFaivre
Borland International, Inc.
100 Borland Way
Scotts Valley, CA 95066

Re: Administrative Amendment regarding High Risk Restrictions

Dear Mr. LeFaivre:

Your Technology License and Distribution Agreement with Sun for certain Java Technology (“TLDA”) contains a provision entitled “High Risk Activities” which: (i) provides notice that the Java Technology is not intended for certain applications or environments; (ii) prohibits your distribution of products containing the technology for such use; and (iii) requires you to flow down the notice to your licensees.

Sun has elected to make the latter two requirements optional on your part. As such, the following revised High Risk Activities provision may be submitted at your election in place of your current High Risk Activities clause.

“The Technology is not designed or intended for use in on-line control of aircraft, air traffic, aircraft navigation or aircraft communications; or in the design, construction, operation or maintenance of any nuclear facility. Sun disclaims any express or implied warranty of fitness for such uses.”

This administrative amendment does not require your written acknowledgment or approval.

Sincerely,

/s/ Mike Dillon

Michael A. Dillon
Director, Legal
Software and Technology